Val T. Noel Joins TRAC Intermodal as

Senior Vice President & Chief Operating Officer

Princeton, NJ – November 12, 2013

TRAC Intermodal announced today that Mr. Val T. Noel joined the Company as Senior Vice President and Chief Operating Officer. Mr. Noel will report directly to the President and Chief Executive Officer, Keith Lovetro, and will be based out of the Company’s Princeton, New Jersey headquarters.

Prior to joining TRAC Intermodal, Mr. Noel held several senior leadership positions at Pacer International, Inc., and its affiliate, Pacer Cartage, most recently as Executive Vice President of Intermodal Operations and President, respectively. From 1983 to 2002, Mr. Noel was President of CSX Intermodal and was responsible for trucking operations, rail terminal operations and equipment management.

About TRAC Intermodal

TRAC Intermodal is the largest provider of marine and domestic chassis, measured by total assets, operating throughout the United States, Canada and Mexico. The company provides long-term chassis leasing and short-term rentals through extensive chassis pool programs and pool/fleet management through the utilization of its proprietary PoolStat® system. TRAC Intermodal’s fleet consists of approximately 309,000 chassis. TRAC Intermodal has a broad operating footprint with 546 marine, 154 domestic and 64 depot locations across North America and is the leader in providing chassis solutions to the intermodal industry.

Media Contact:

David Hamm

Senior Manager, Communications

TRAC Intermodal

211 College Road East, Princeton, NJ 08540

609-986-0260

dhamm@tracintermodal.com

Website: www.tracintermodal.com

Investor Relations

Blake Morris

VP-Treasurer

TRAC Intermodal

211 College Road East, Princeton, NJ 08540

609.986.0270

bmorris@tracintermodal.com

Website: www.tracintermodal.com